Press Release

Exhibit 99.1

Great American Family Parks Enters into Agreement to Sell the Assets of its Crossroads Convenience Center Subsidiary

--First Phase of Transaction Valued at $600,000--

Santa Monica, California, November 03, 2006 — Great American Family Parks, Inc. (OTCBB: GFAM), a company focused on buying and managing profitable regional theme parks and themed amusement attractions, announced today that the Company has completed the first part of a planned two-stage transaction to sell its Crossroads Convenience Center (CCC) business to Idaho Chevron Center, Inc. The initial phase of the transaction closed on Tuesday, October 31, 2006, and involved the sale of a portion of CCC’s assets for a purchase price of $600,000 pursuant to an asset purchase agreement. The planned second phase of the transaction, which is expected to close within the next 30 days, involves the sale of CCC’s building and real estate.

The CCC assets sold pursuant to the asset purchase agreement consist of the fuel and retail business located adjacent to The Idaho Center, a regional entertainment complex in the Boise, Idaho SMA (Standard Metropolitan Area). The total purchase price of the assets consists of $300,000 paid in cash, as well as a secured conditional promissory note in the amount of $300,000. The promissory note has a term of five years and bears interest at the rate of eight percent per annum. The asset purchase agreement also includes an option, exercisable on or before November 30, 2006, to purchase the real property owned by Crossroads pursuant to a separate real estate purchase agreement. A description of the transaction is set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 3, 2006, which is available at http://www.sec.gov.

Dr. Larry Eastland, Chief Executive Officer of Great American Family Parks, stated, “We have worked tirelessly to build the Crossroads Convenience Center into a successful franchise. The value of the Crossroads Convenience Center business has benefited from a strong real estate market and a steady rise in fuel prices. This is the right time to sell Crossroads Convenience Center, as we believe the sale price reflects the intrinsic value of the enterprise.  Great American Family Parks’ management believes that based on an independent appraisal and comparable land and businesses in the area, the second stage of the sale, which will include the CCC building and real property, will generate a significantly greater sale price than the asset sale announced today. We look forward to announcing the particulars of that second transaction to our shareholders once it is completed.”

Dr. Eastland continued, “The sale of Crossroads will enable Great American Family Parks to focus on our stated mission of buying, managing and operating a family of themed amusement attractions. The proceeds received from the sale of Crossroads will primarily be used for the further implementation of our business plan, which includes a planned expansion and upgrade to our Wild Animal Safari theme park and the adjacent land currently owned by the park, including the development of new venues and improvements to its current facilities. The remaining proceeds will be used to strengthen Great American Family Parks’ balance sheet and for working capital purposes. Great American Family Parks is also committed to pursuing additional accretive transactions focused on the themed amusement park segment that we believe will continue to enhance long term shareholder value.”

About Great American Family Parks:

Great American Family Parks is focused on buying and managing profitable regional theme parks and themed amusement attractions. GFAM currently owns and operates the Wild Animal Safari theme park located in Pine Mountain, Georgia. GFAM plans to develop a series of compatible, yet distinct entertainment and amusement products, including themed amusement parks, associated products, food and beverage, and multimedia offerings. For more information on the Company, visit http://www.weloveparks.com.

Company Contact:

Great American Family Parks

Ashley Hull

(208) 342-8888

hunnyhull@leamanagement.com

Press Release

Investor Relations:

Equity Performance Group

Bethany R. Tomich

(617) 723-1465

Bethany@equityperfgp.com

www.equityperformancegroup.com

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

###